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                         [TITAN CORPORATION LETTERHEAD]


December 19, 1996


Mr. Eric DeMarco
7175 Everglades Avenue
San Diego, CA 92119

Dear Eric:

I am pleased to offer you the position of Senior Vice President and Chief Financial Officer of The Titan Corporation. I am confident that you win make a significant contribution to the growth and success of Titan. I believe you will be provided with a challenging and gratifying work environment conducive to the development and fulfillment of your professional objectives.

Your annual salary will be $12,.500.00/month. The Board of Directors has approved an offer to you of 50,000 shares of Titan stock under our Stock Option Plan. In addition, you will receive supplemental compensation of $575.00 per month. As a member of Titan's Executive Bonus Plan, you will have the opportunity to earn up to 50% of your salary, or $75,000, (up to 35% by assisting Titan in meeting the corporate plan and meeting your individual objectives, and up to 15% for exceeding plan).

You will also be eligible to participate In Titan's Executive Deferred Compensation Plan. This plan allows you to make up to a 10% contribution which will be matched by the Company.

Titan has an excellent fringe benefit package including medical and dental plans, life insurance, 401(k) retirement plan, paid personal time off and paid vacation.

During your first two years of employment, if you are terminated for any reason other than cause by The Titan Corporation, Titan will pay you as severance an amount equal to one year's base salary, subject to normal deductions. After that period, if your employment is terminated for any reason other than cause, you will receive as severance an amount equal to six months base salary, subject to normal deductions.

Eric, I look forward to welcoming you as a member of the Titan team and trust that it will be a mutually beneficial association. If you concur, we would like you to begin work as soon as possible.

Sincerely,


/s/ GENE W. RAY

Gene W. Ray



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